Exhibit 99

[ARTESYN TECHNOLOGIES LETTERHEAD]

NEWS RELEASE

Company Contact

Richard Thompson

Chief Financial Officer

(561) 451-1000

ARTESYN ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

BOCA RATON, Fla., April 22, 2003—Artesyn Technologies, Inc. (Nasdaq NM: ATSN) today announced financial results for the first quarter ended March 28, 2003. Revenue for the quarter totaled $81.9 million, versus $90.5 million for the corresponding quarter a year ago. Total orders received in the quarter were $87.1 million, yielding a book-to-bill ratio of 1.06. Backlog at the end of the quarter was $78.0 million with approximately $73.0 million of this amount scheduled to ship in the second quarter.

The company incurred a loss of $(0.19) per diluted share for the quarter compared to a loss of $(0.19) per diluted share in the first quarter of 2002. Excluding restructuring and other charges, the loss per diluted share was $(0.13) in the first quarter of 2003 compared to a loss of $(0.17) for the same period in 2002. During the first quarter 2003, the company incurred charges net of tax benefit of approximately $1.8 million related to previously announced restructuring actions and facility consolidations and a write-off of $0.6 million of debt issuance costs associated with the company’s recently announced credit facility. The company incurred $0.8 million in after-tax restructuring charges in the comparable prior year period.

Loss per diluted share excluding restructuring and other charges shown above is not a recognized measure for financial statement presentation under U.S. generally accepted accounting principles. This non-GAAP information excludes items that are generally “non-recurring” in nature to provide the reader with a clearer picture of current fundamental operating performance from management’s perspective.

“Demand in the first quarter was consistent with our expectations and we are encouraged by the book-to-bill ratio,” commented Artesyn’s President and CEO, Joseph M. O’Donnell. “While we are seeing some signs of market stabilization, we anticipate only modest sequential improvements in revenue for the remainder of 2003.”

“Operating performance improved sequentially in the first quarter of 2003 compared to the fourth quarter of 2002”, continued Mr. O’Donnell. “Gross profit rose to 16.4% from 14.8% as the impact of previously announced cost reduction actions began. Looking ahead, gross profit will be impacted positively with the closure of the Kindberg, Austria facility in April and the Youghal, Ireland manufacturing facility in September as production is moved to the company’s lower-cost manufacturing locations in Hungary and China.”

“We achieved our liquidity objective in March by entering into a new five-year, $35 million revolving line of credit with Fleet Capital Corporation. The new asset-backed line replaces the company’s $40 million syndicated revolving credit facility which was due to expire in March 2004. Following the execution of the new agreement, our cash balance was approximately $51.9 million, with $10.5 million drawn on the new line.”

Investors will have the opportunity to listen to management’s discussion of this release in a conference call to be held on April 22, 2003 at 8:30 a.m. Eastern time either by calling (800) 711-4000 (passcode: O’Donnell) or over the Internet at http://www.artesyn.com. To listen to the live call, please go to the web site at least 15 minutes early to register, download and install any necessary audio software. The web cast will be available for replay immediately following the teleconference.

Artesyn Technologies, Inc., headquartered in Boca Raton, FL, is a leading provider of advanced power conversion equipment and real-time subsystems to the communications industry. With one of the broadest portfolios of power products available, Artesyn offers customers a wide range of high efficiency AC/DC power supplies, as well as advanced DC/DC and Point-of-Load converters for distributed power architectures. Artesyn’s line of WAN interfaces and CPU boards are also at work in many of today’s leading TeledatacomTM networks. For more information about Artesyn Technologies and its products, please visit the company’s web site at http://www.artesyn.com.

This release may contain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve certain risks and uncertainties. Readers are cautioned that these forward-looking statements may differ materially from actual future events or results. Readers are referred to the documents periodically filed by Artesyn with the Securities and Exchange Commission, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. These factors include, but are not limited to, fluctuations in end-market demand, integration of operations and technology, market acceptance of existing and new products, dependence on and volatility of foreign sales, the potential for fluctuations in operating results, changes in accounting rules or principles and general technological changes which may render Artesyn’s existing products obsolete. Any forward-looking statement made in this release is made as of the date of this release and Artesyn assumes no obligation to update any such forward-looking statement.

Artesyn Technologies, Inc.

Financial Highlights

(In Thousands Except per Share Data)

(Unaudited)

	Thirteen Weeks Ended
	March 28, 2003	March 29, 2002
Orders	$87,112	$87,410
Sales—Power Conversion	73,236	80,136
—Communications Products	8,620	10,369

Total	81,856	90,505
Operating loss	(6,794)	(8,158)
EBITDA	(720)	(1,577)
Diluted Per Share Data
Net Loss	(0.19)	(0.19)
Net Loss Excluding Charges	(0.13)	(0.17)
Weighted shares outstanding	38,560	38,333

The following table includes items used to reconcile net loss to net loss excluding charges (in thousands, except per share data):

	Thirteen Weeks Ended
	March 28, 2003		March 29, 2002
Net Loss	$(7,459)	$(0.19)	$(7,357)	$(0.19)
After-tax restructuring charges	1,829	0.05	766	0.02
After-tax debt issuance cost write-off	551	0.01	—

Net loss excluding charges	$(5,079)	$(0.13)	$(6,591)	$(0.17)

Artesyn Technologies, Inc.

Consolidated Statements of Operations

(In Thousands Except per Share Data)

(Unaudited)

	Thirteen Weeks Ended
	March 28, 2003	March 29, 2002
Sales	$81,856	$90,505
Cost of Sales	68,466	79,263

Gross Profit	13,390	11,242

Operating Expenses
Selling, general and administrative	9,817	9,763
Research and development	8,286	8,588
Restructuring and other charges	2,081	1,049

Total Operating Expenses	20,184	19,400

Operating Loss	(6,794)	(8,158)
Interest Expense, net	(1,693)	(1,920)

Loss Before Income Taxes	(8,487)	(10,078)
Benefit for Income Taxes	(1,028)	(2,721)

Net Loss	$(7,459)	$(7,357)

Diluted Loss per Share	$(0.19)	$(0.19)

Weighted Average Common and Common Equivalent Shares Outstanding	38,560	38,333

Artesyn Technologies, Inc.

Consolidated Statements of Financial Condition

(In Thousands)

(Unaudited)

	March 28, 2003	December 27, 2002
ASSETS
Current Assets
Cash and equivalents	$51,856	$65,001
Accounts receivable, net	46,364	44,235
Inventories, net	53,551	55,588
Prepaid expenses and other	3,535	1,927
Deferred income taxes, net	17,581	16,234

Total current assets	172,887	182,984

Property, Plant & Equipment, Net	72,713	78,631

Other Assets
Goodwill, net	18,496	18,676
Deferred income taxes, net	15,932	18,803
Other assets, net	4,442	4,493

Total other assets	38,870	41,972

Total Assets	$284,470	$303,587

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$38,333	$37,451
Accrued and other current liabilities	55,397	56,508

Total current liabilities	93,730	93,959

Long-Term Liabilities
Long-term debt and capital leases	10,501	23,004
Subordinated convertible debt	46,942	46,517
Other long-term liabilities	15,720	16,661

Total long-term liabilities	73,163	86,182

Total liabilities	166,893	180,141
Shareholders’ Equity	117,577	123,446

Total Liabilities and Shareholders’ Equity	$284,470	$303,587

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